Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Jerry S. Buckley (Media)
(856) 342-6007
Leonard F. Griehs (Analysts)
(856) 342-6428

CAMPBELL ANNOUNCES NEW ASSIGNMENTS FOR TWO SENIOR EXECUTIVES

Camden, NJ, May 26, 2005—Campbell Soup Company (NYSE: CPB) today announced new assignments for two of its senior executives, effective as of June 1, 2005.

Larry McWilliams, President of U.S. Soup, Sauces and Beverages, is being appointed President of Campbell International, which includes the company’s operations in Europe and Asia Pacific. The division had sales of $1.9 billion in fiscal 2004. McWilliams will report to Campbell’s President and Chief Executive Officer, Douglas R. Conant, and will be based at Campbell’s World Headquarters in Camden, NJ.

McWilliams succeeds John Doumani, who was President of the company’s Asia Pacific business unit before being appointed President of Campbell International in 2002. Campbell is moving this position from Australia, where Doumani is based, to its Camden headquarters to strengthen coordination with the company’s corporate leadership and better leverage corporate resources. Doumani, a native of Australia, will be leaving Campbell and plans to remain in Australia for family considerations.

Denise Morrison, President of Global Sales and Chief Customer Officer, will succeed McWilliams as President of U. S. Soup, Sauces and Beverages, which had $3 billion in sales last fiscal year. She will report to Mark A. Sarvary, President of Campbell North America, Campbell’s largest division with sales of $5.2 billion in fiscal 2004.

McWilliams, 48, joined Campbell in February 2001 as Chief Customer Officer, overseeing the company’s relationships with its global retail partners. In August 2002 he was named President of North America Soup and in February 2004 he was named to his current position. Under his leadership, Campbell has revitalized its U.S. soup business, significantly improving the performance of condensed soup and introducing a new platform of ready-to-serve soups in microwaveable bowls and cups, including “Campbell’s” Soup at Hand. McWilliams joined Campbell from The Coca Cola Company where he was Senior Vice President and General Manager of the U.S. business of The Minute Maid Company.

Morrison, 51, joined Campbell in 2003 and has led the company’s sales units in North America, Europe and Asia Pacific. For nine months during that period she also served as interim head of Campbell’s U.S. sales force, working closely with the leadership teams of the U.S. Soup, Sauces and Beverages unit. Morrison joined Campbell from Kraft Foods where she was Executive Vice President and General Manager of the company’s Snacks and Confections divisions, responsible for such leading brands as Planters nuts, Lifesavers and Altoids. Prior to Kraft she was Senior Vice President of Nabisco, Inc. where she led the Nabisco Food Company sales organization.

Commenting on the appointments, Conant said, “These appointments reflect the strength of our executive leadership team and will help us continue to drive performance in our international business and in our largest U.S. business unit.

“We have made significant investments in our businesses in Europe and Asia Pacific and strengthened our international profile. Basing the President of Campbell International at World Headquarters will help us execute our strategic plans for those regions. John Doumani has played a key role in strengthening our international business and we thank him for his many contributions. Larry McWilliams has demonstrated excellent leadership over the past four years. His extensive experience, and the global customer relationships he developed as our Chief Customer Officer, will be very beneficial in his new role. Similarly, Denise Morrison has a strong record at Campbell and prior to Campbell as a general manager in the food industry. From her effective oversight of our U.S. sales organization in her role as Campbell’s President of Global Sales, she has acquired a keen understanding of our U.S. soup, sauce and beverage businesses. I anticipate smooth transitions for Larry and Denise and their teams as we prepare for the new fiscal year in August.”

About Campbell Soup Company

Campbell Soup Company is a global manufacturer and marketer of high quality soup, sauce, beverage, biscuit, confectionery and prepared food products. The company is 136 years old, with over $7 billion in annual sales and a portfolio of more than 20 market-leading brands. For more information on the company, visit Campbell’s website on the Internet at www.campbellsoupcompany.com.